Exhibit 99.3

SECOND AMENDMENT TO

CIFC CORP.

2011 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, CIFC Corp. (the “Company”) desires to amend the CIFC Corp. 2011 Stock Option and Incentive Plan (the “Plan”) to increase the aggregate number of shares authorized for issuance under the Plan by 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Plan Amendment”); and

WHEREAS, on April 28, 2014, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 18 of the Plan, the Plan is hereby amended as follows:

1.	Section 3(a) of the Plan is hereby amended by deleting the number 4,181,929 in the three instances it appears and substituting therefor the number 6,181,929.

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2014 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except as herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.